Exhibit 99.2


                                 PRESS RELEASE


FOR IMMEDIATE RELEASE                                  CONTACT:

Titanium Metals Corporation                            J. Landis Martin
1999 Broadway, Suite 4300                              Chief Executive Officer
Denver, Colorado   80202                               (303) 291-5600

TIMET COMPLETES SUPPLY AGREEMENTS WITH UNITED TECHNOLOGIES COMPANIES

     DENVER, COLORADO . . . January 25, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced that it has signed a series of long-term supply agreements with United Technologies Corporation and with members of its family of aerospace manufacturing subsidiaries and affiliates, including Pratt & Whitney, Sikorsky Aircraft, Carmel Forge, Precision Components International, and Blades Technology.

     Under these agreements, TIMET will be the principal supplier for the combined direct purchases of titanium products by this important group of aerospace titanium users through 2007. Pricing under the agreements is subject to limited annual adjustment beginning in 1999 based upon changes in the market pricing to TIMET for certain key raw materials and significant inflationary or deflationary conditions. The companies have also agreed to work together to formulate, develop, and implement cost savings initiatives, the benefits of

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which  will be shared by both TIMET and the UTC companies to help lower the cost of titanium end products to the ultimate customers.

     J. Landis Martin, Chairman and Chief Executive Officer of TIMET, noted, "We are very pleased to have reached agreement with Pratt & Whitney and the other important UTC aerospace companies to be one of the key suppliers of their direct titanium needs through 2007. We believe this series of agreements, taken together with our other significant long-term supply arrangements previously announced, will fundamentally improve the way we do business with our major aerospace customers by reducing volatility and increasing volumes over the course of the traditional aerospace business cycle."

     United Technologies Corporation (NYSE: UTX), headquartered in Hartford, Connecticut, provides a broad range of high technology products and support services to the aerospace, building systems, and automotive industries. United Technologies' products include Pratt & Whitney jet engines, Sikorsky helicopters, and Hamilton Standard flight and space systems, as well as non-aerospace products such as Carrier heating and air conditioning systems, Otis elevators and escalators, and UT Automotive components and systems.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information about TIMET is available on the worldwide web at http://www.timet.com.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties included in TIMET's filings with the Securities and Exchange Commission.


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